Exhibit No. 4.21

AGENCY AGREEMENT No. 36-06-23

Moscow	Dated: July 24, 2006

This Agreement is entered into by Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director D.Ye. Yerokhin, authorized to act by the Charter, on the one part, and VolgaTelecom, Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by General Director S.V. Omelchenko, authorized to act by the Charter, on the other part, hereinafter collectively referred to as the “Parties”, as follows:

SECTION I. GENERAL PROVISIONS

1.                                       TERMS AND DEFINITIONS

In this Agreement the following terms and definitions have the following meanings if not otherwise indicated by this Agreement:

1.1.                  “Agreement” means the Agreement including all Appendices, Revisions, Addenda and Additional Agreements.

1.2.                  “Associated Operator” shall mean a telecommunications operator who meets all of the following criteria:

1. (i) Its telecommunication network is connected to the Operator’s network at a local or a zonal level, or

(ii) A telecommunications operator whose telecommunication network is connected to another telecommunications operator’s network which is connected to the Operator’s network at a local or a zonal level,

2. Any long-distance and international traffic generated inside such operator’s network is routed via the Operator’s network and Rostelecom network,

3. Such operators provide their users with access to long-distance and international telephone communication service offered by Rostelecom

4. Such operator is not included in the “List of associated Operators” given in Appendix No.     to Agreement No.         dated            , concluded between Rostelecom and the Operator.

1.3.                  “Users” shall mean legal entities, including subscribers who order and/or use telecommunications service offered by Rostelecom via the Operator.

1.4.                  “Billing period” shall mean a calendar month following the Reporting Period.

1.5.                  “Reporting Period” shall mean a calendar month immediately following the month in which agreements with Associated Operators and Users are entered into by the Operator on behalf and at the expense of Rostelecom.

2.                                       SUBJECT MATTER

2.1.                  Pursuant to this Agreement, the Operator undertakes to perform the following legal and other acts, on behalf and at the expense of Rostelecom:

2.1.1.                     enter into agreements, on behalf of Rostelecom, using one of the forms (Form 1 or Form 2) provided in Appendix No. 1 hereto, with each of Associated Operators, except as expressly provided for in paras 6.2.b and 6.7 hereof.

2.1.2.                     enter, on behalf of Rostelecom, using the form provided in Appendix No. 2 hereto, agreements for provision, by Rostelecom, of long-distance and international telecommunication services, with Users which may apply to Operator for such agreements, by means of a single document.

2.1.3.                    where required in connection with the entering into agreements referred to in Paragraph 2.1.1. above, negotiate with all Associated Operators to agree on the terms and conditions of agreements provided in Appendix No. 1 hereto, and generally to do anything as may be necessary to assure that such agreements are entered into with Associated Operators.

3.                        GENERAL REQUIREMENTS TO THE FULFILLMENT OF THE COMMISSION

3.1.               Agreements with Associated Operators as referred to in Paragraph 2.1.1. above shall be entered into with each of the Associated Operators, except as expressly provided for in Paragraphs 6.2., and 6.7. hereof, and further with the exception of:

3.1.1.                    Associated Operators whose telecommunication networks are effectively connected to the Operator’s network as of the effective date of this Agreement – until the moment when an Contract on interconnection is entered into between the Operator and the respective Associated Operator whereby the Associated Operator shall provide the call initiation service to the Operator in accordance with the “Network connection and interaction regulations” approved by Resolution of the Russian Government No. 161 dt. 28.03.2005, in connection with the long-distance and international telecommunication services provided by Rostelecom to Associated Operators’ Users;

3.1.2.                    other Associated Operators, with the exception of those referred to in Paragraph 3.1.1. – concurrently with a network interconnection agreement being entered into between the Operator and respective Associated Operator whereby the Associated Operator shall provide the call initiation service to the Operator in accordance with the “Network connection and interaction regulations” approved by Resolution of the Russian Government No. 161 dt. 28.03.2005, in connection with the long-distance and international telecommunication services provided by Rostelecom to Associated Operators’ Users.

3.2.               Where a Form 1 or a Form 2 agreement referred to in Paragraph 2.1.1. is entered into with Associated Operators, the Operator shall not depart from the terms and conditions of such agreements as stated in Form 1 or Form 2, respectively, of Appendix No. 1 hereto. If the Associated Operator refuses to enter into an agreement on terms and conditions set forth in Form 1 or Form 2 of Appendix No. 1 to this Agreement, proposing amendments to such terms and conditions, the Operator shall not agree to such amended terms and conditions without Rostelecom’s prior written consent.

3.3.               Where an agreement referred to in Paragraph 2.1.2 is entered into with Users, the Operator shall not depart from the terms and conditions of such an agreement as set forth in Appendix No. 2 hereto.

SECTION II. ENTERING INTO AGREEMENTS WITH ASSOCIATED OPERATORS

4.                                       AGREEMENT OFFERINGS

4.1.               Within fifteen (15) days after the effective date of this Agreement, the Operator shall submit to Rostelecom a list of Associated Operators (see Appendix No. 4) specifying trade name, legal and actual address, based on information available with the Operator, with which agreements are to entered into using forms provided in Attachment No. 1.

4.2.               Within ten (10) days after the effective date of this Agreement, Rostelecom shall issue a power of attorney to the Operator authorizing the latter to perform actions described in Paragraph 2.1 above. of this Agreement. Of this Contract Such power of attorney shall be with the right of sub-delegation.

4.3.               Within ten (10) days after receipt of the power of attorney from Rostelecom as referred to in Paragraph 4.2. above, the Operator shall send each Associated Operator a cover letter with a offer prepared based on Form 1 and a offer prepared based on Form 2 as provided in Appendix No. 1 hereto (hereinafter collectively the “Offers” and separately “Offer”) attached, each in three counterparts. Each counterpart of the Offers so given shall be signed by the Operator’s authorized signatory. Also, a copy of the power of attorney referred to in Paragraph 4.2. hereof shall be enclosed with the Offers.

4.4.               A cover letter to the Associated Operator referred to in Paragraph 4.3. above shall at all times contain the following:

4.4.1.                    An offer to the Associated Operator to accept either of the proposed Offer options (Form 1 or Form 2), at the Associated Operator’s discretion.

4.4.2.                    a reasonable time period for the acceptance of the Offer. Such time period shall be determined by the Operator at its discretion, provided that it shall not exceed thirty (30) days after the date on which the Offers are sent to the Associated Operator.

4.4.3.                    Acceptance format requirements as defined in Paragraph 5.1 hereof.

4.5.               Within three (3) days after expiration of the time period referred to in Paragraph 4.3, the Operator shall provide a report on offers forwarded to Associated Operators in Excel format by e-mail to the address: cc.pf@rt.ru or by fax No. (846) 278-02-65, 8-800-200-77 in the form of Appendix No. 3.

5.                        ACCEPTANCE

5.1.               An acceptance of a Offer by a Associated Operator shall only be acknowledged by the Operator if executed in the following manner and with the time period allowed for such acceptance in the cover letter pursuant to Paragraph 4.4.1 hereof, and in particular provided that:

•  the Associated Operator submitted two counterparts of accepted Offer signed by an authorized representative of the Associated Operator and verified with the Associated Operator’s seal.

5.2.               If the Associated Operator accepts one of the Offers sent to it, one counterpart of the binding agreement signed by the Operator and the Associated Operator shall be submitted to Rostelecom within five (5) days after the date on which such documents are received by the Operator from the Associated Operator.

5.3.               This Agreement may provide for circumstances (see Article 6 below) in which the Operator may be obligated to acknowledge acceptance of a Offer executed in a manner inconsistent with the provision of Paragraph 5.1 hereof.

6.                        NO ACCEPTANCE

6.1.               If a Associated Operator to whom Offers were given does not accept either of them, then, pursuant to the terms and conditions stated in Article 5 of this Agreement, the Operator shall notify Rostelecom to that effect within time frames referred to in Paragraphs 6.2, and 6.7 below and shall concurrently provide Rostelecom with the following information:

•                  Associated Operator’s trade name;

•                  Associated Operator’s legal and physical addresses;

•                  Names of contact persons;

•                  Grounds or reasons for disagreement, if the Associated Operator submitted a letter to the Operator stating reasons for its disagreement with the proposed agreement;

•                  Contact telephones, faxes, e-mail address.

6.2.               If within the time period provided for acceptance of the Offer by the Associated Operator, the Operator receives a message from the Associated Operator stating its refusal to enter into the agreement or its intent to enter into an agreement whereof subject matter is different from that stated in Form 1 or Form 2 of Appendix No. 1, or if no message related to the Offer is received by the Operator or Rostelecom, the Operator shall notify Rostelecom to that effect within three (3) days after the expiration of the time period provided for acceptance by the Associated Operator. The Operator shall be discharged from its agency commission with respect to the relevant Associated Operator as from the moment when the information referred to in Paragraph 6.1. is sent to Rostelecom.

6.3.               If within the time period provided for acceptance of the Offer by the Associated Operator, the Operator receives a message from the Associated Operator stating its willingness to enter into the agreement on terms and conditions (other than subject matter) different from those stated in Form 1 or Form 2 of Appendix No. 1, i.e. a counter-offer, the Operator shall notify Rostelecom to that effect within three (3) days after the expiration of the time period provided for the acceptance by the Associated Operator.

6.4.               Within ten (10) days after receipt of notice from the Operator as referred to in Paragraph 6.3., Rostelecom shall notify the Operator of its full or partial consent or refusal to give consent to the Associated Operator’s counter-proposals.

6.5.               If full consent to the Associated Operator’s counter-proposals is given by Rostelecom, the Operator shall accept the Associated Operator’s counter-offer; in case of Rostelecom’s partial consent or refusal to give consent to the Associated Operator’s counter-proposals, the Operator shall negotiate with the Associated Operator to agree on the terms and conditions of the Offer which were not accepted by the Associated Operator. Maximum duration of such negotiations shall not exceed fifteen (15) days after their commencement date. The Operator shall notify Rostelecom of the results of such negotiations within three (3) days after their completion. If as the result of such negotiations the Associated Operator gave full consent to the terms and conditions of the Offer based on either Form 1 or Form 2 as provided in Appendix No. 1 and accepted such Offer, the Operator shall, concurrently with the negotiations results notice, submit documents referred to in Paragraph 5.2 hereof to Rostelecom of this Agreement.

6.6.               If as the result of such negotiations, the Associated Operator did not give full consent to the terms and conditions of the Offer based on either Form 1 or Form 2 as provided in Appendix No. 1, Rostelecom shall within five (5) days after receipt of the negotiations result notice from the Operator as provided for in Paragraph 6.5. hereof, shall resolve upon whether entering into an agreement with the Connected  Operator on the terms and conditions proposed by the latter (i.e. acceptance of counter-offer) is possible.

6.7.               If Rostelecom notifies the Operator within the time period referred to in Paragraph 6.6. hereof of its willingness to enter into the agreement on the terms and conditions proposed by the Associated Operator, the Operator shall enter into an agreement with the Associated Operator on  the terms and conditions agreed upon as the result of negotiations, accept the Associated Operator’s counter-offer and submit originals of executed agreement and/or documents evidencing the entering into such agreement with the Associated Operator on such terms and conditions within three (3) days. If Rostelecom notifies the Operator within the time period referred to in Paragraph 6.6. above of its decision not to enter into the agreement on the terms and conditions proposed by the Associated Operator, the Operator shall be relieved from its agency commission with respect to the relevant Associated Operator as from the moment of receipt of such notice.

SECTION III. CONCLUDING AGREEMENTS WITH USERS

7.                          CONCLUDING AGREEMENTS WITH USERS

7.1.               Whenever any User (or its properly authorized representative) applies to the Operator for an agreement for provision by Rostelecom of long-distance and international telecommunications service, the Operator shall forthwith enter into an agreement with such User in accordance with the form provided in Appendix No. 2 to this Agreement.

7.2.               The agreement with the User is signed in two copies and sealed with the stamps of its parties. One counterpart is given to the relevant User, and another one is forwarded to Rostelecom within five (5) days after the date on which such agreement is entered into and in any case not later than on the 1st day of the month following the month in which such agreement was signed with the User.

SECTION IV. MISCELLANEOUS

8.                          AGENCY FEE AND REIMBURSEMENT OF AGENT’S EXPENSES

8.1.               In consideration of performance, by the Operator, of its agency commission hereunder, Rostelecom shall pay agency fees to the Operator as follows:

8.1.1.      For each agreement entered into with an Associated Operator pursuant to Paragraph 2.1.1. of this Agreement, Rubles twenty thousand (20,000) if the agreement is entered into in accordance with Form 1 of Appendix No. 1, or Rubles forty thousand (40,000) if the agreement is entered into in accordance with Form 2 of Appendix No. 1, provided that:

a) the agreement is entered into by the Operator on the terms and conditions set forth in respective forms (Form 1 or Form 2) provided in Appendix No. 1 hereto, or

b) the agreement is entered into by the Operator on terms and conditions different from those set forth in Appendix No. 1 hereto, based on a determination made by Rostelecom in accordance with Paragraphs 6.6. and 6.7.

The fee is specified net of VAT which shall be calculated at a rate applicable at the time when appropriate invoice is issued

8.1.2.        for each agreement entered into with a User-legal entity  pursuant to Paragraph 2.1.2 hereof, a lumpsum fee of Rubles five hundred (500) plus 10% of the first billed amount, from the moment of entry into such agreement, for paid bills for Rostelecom’s long-distance and international telecommunication services, net of VAT which shall be calculated at a rate applicable at the time when appropriate invoice is issued.

8.2.                 Rostelecom further undertakes to reimburse the Operator for any properly evidenced expenses incurred by it in connection with performance of its agency commission hereunder.

9.                        REPORTS AND MUTUAL SETTLEMENTS PROCEDURE

9.1.                 Mutual settlements shall be effected on a monthly basis, pursuant to this Agreement and on the basis of the Operator’s Agency Report (the “Operator’s Report”) substantially in the form provided in Appendix No. 3.

9.2.                 The Operator shall, before the 8th day of the Billing Period, submit the Operator’s Report, together with a bill and invoice, to Rostelecom. These documents shall also be supported by originals of source documents evidencing expenses incurred by the Operator to perform its agency commission hereunder. Copies of the Operator’s Report, bills and invoices shall be given to Rostelecom by a facsimile transmission with confirmation report, while original documents shall be sent by registered mail with receipt acknowledged. The date of facsimile transmission shall be the effective date of documents delivery.

9.3.                 Rostelecom shall review the documents submitted by the Operator and, provided it does not have any objections, shall approve the Operator’s Report within two (2) business days after the receipt of the Operator’s Report. If Rostelecom has objections against the documents submitted by the Operator, Rostelecom shall give written notice to the Operator of such objections within two (2) business days after receipt of documents by facsimile. In any such case, Rostelecom shall approve the Operator’s Report with such objections. A copy of the approved Operator’s Report shall be given to the Operator by facsimile, while original documents shall be sent by registered mai with receipt acknowledged.

9.4.                 Rostelecom shall, within ten (10) days after approval of the Operator’s Report, pay the Operator agency fee calculated in accordance with Paragraph 8.1. hereof, and shall reimburse the Operator for  any and all properly evidenced expenses incurred by the Operator in connection with performance of its agency commission hereunder. If the Operator’s Report is approved with objections, payment shall be limited to the uncontested amount.

9.5.                 To eliminate objections against the documents submitted by the Operator, the Parties shall, within 10 business days after the date when Rostelecom gives written notice of such objections to the Operator, hold negotiations and shall reconcile / analyze their respective data. Based on the results of such reconciliation, the Parties shall execute a Report of reconciliation of mutual accounts (the “Reconciliation Report”) and, where necessary, shall adjust payments due for future Billing Periods. By signing the Reconciliation Report between the Parties, Rostelecom shall acknowledge approval of the Operator’s Report.

9.6.                 Quarterly and upon necessity Rostelecom and the Operator perform the inspection of mutual settlements. The Reconciliation Report of Mutual Settlements is drawn up by the penaltyed party in two counterparts and signed by the authorized representatives of the Parties. The Party to which a Reconciliation Report is given shall either sign the Reconciliation Report or raise objectives regarding reliability of the information contained therein within twenty (20) days after the date on which the Reconciliation Report is sent.

10.                    RESPONSIBILITY OF PARTIES

10.1.           The Parties shall be held responsible for their failure to perform, or improper performance, of their respective obligations hereunder in the manner and within the scope as provided for by the applicable law of the Russian Federation and this Agreement.

10.2.           Indemnity shall be given for actual damage inflicted upon the other Party by the Party’s failure to perform or improper performance of its obligations hereunder.

10.3.           If either Party breaches any deadline for the performance of its obligations hereunder, or performs such obligations in an unsatisfactory manner, the delinquent Party shall pay the other Party, upon the latter’s request, a penalty of 0.01% of the total agency fee specified in Paragraphs 8.1.1 and 8.1.2. above in respect of the calendar month during which such breach occurred, for each day of a delay with proper performance of its obligations, but not more than 10% of such agency fee amount. The penalty shall be paid within 10 days after receipt of an appropriate request from the other Party.

11.                    CONFIDENTIALITY

11.1.           The entire relationship of the Parties hereunder shall be subject to the confidentiality terms and conditions as set forth in the Confidentiality Agreement No. 40-06-30 entered into by the Parties on                        2006.

11.2.           Any exchange of information between the Parties hereunder shall be in a manner which shall allow for it to be kept in confidence in accordance with the Confidentiality Agreement Provisions.

12.                    EFFECTIVE PERIOD AND TERMINATION PROVISIONS

12.1.           This Agreement is entered into for one year and shall take effect from the moment when it is signed by the Parties. If neither Party announces termination of this Agreement thirty (30) calendar days before its stated expiration, this Agreement shall be automatically extended for each subsequent year. There shall not be any limit to the number of periods for which this Agreement may be extended. The rights and obligations of the Parties arise from the moment of the ratification by the competent authorities of the Parties if such decision is required by the current law of the Russian Federation.

12.2.           Early termination of this Agreement shall be possible upon mutual consent of the Parties or for other causes provided for by the applicable law of the Russian Federation.

12.3.           Upon termination of this Contract, the Parties shall settle mutual accounts within thirty days after the termination date.

13.                    MISCELLANEOUS

13.1.           This Agreement is prepared in two counterparts of equal legal effect, one counterpart for each Party.

13.2.           Neither Party shall assign any of its rights and obligations hereunder within prior written consent of the other Party.

13.3.           Each Party acknowledges the other Party’s rights to all brands, trademarks and names and covenants not to make any use thereof within prior written consent. The covenants undertaken herein shall survive termination of this Agreement.

13.4.           Authority to enter into agreements with Associated Operators in accordance with the form provided in Attachment No. 1 shall not be delegated to any third parties within Rostelecom’s consent.

13.5.           Any notices and communications may be given by the Parties via facsimile, electronic mail, registered mail or courier delivery service with receipt acknowledged. A delivery confirmation generated by appropriate e-mail software or, in case of facsimile transmission of a notice, a copy of the notice with sender’s fax machine stamp (report) evidencing normal transmission to proper telephone number, shall be sufficient evidence of delivery.

13.6.           List of Appendices:

Appendix No. 1 Agency Agreement Forms (Form 1 and Form 2).

Appendix No. 2 Form of agreement for provision of long-distance and international telecommunications by Rostelecom.

Appendix No. 3 Operator’s Agency Report.

Appendix No. 4 List of Associated Operators

13.7.           Either Party to this Agreement may propose amendments hereto. Any amendments and addenda properly agreed upon and executed shall constitute integral parts of this Agreement.

14.                     SIGNATURES OF PARTIES

Rostelecom		Operator
OAO Rostelecom		OJSC VolgaTelecom
Location: 127091,		Location: Dom Svyazi, M.Gorki Sq., Nizhni
5, Delegatskaya st., 127091, Moscow		Novgorod, 603000
Postal address		Postal address Dom Svyazi, M.Gorki Sq., Nizhni
5, Delegatskaya st., 127091, Moscow		Novgorod, 603000
OAO Rostelecom		OAO VolgaTelecom

TIN: 7707049388

TIN: 5260901817

Contact Tel.: (8462) 78 01 06, 78 01 78		Contact Tel.: (8312) 34-30-55
Contact person: Privolzhsky Branch		Contact person:
292, Sadovaya st., 443001 Samara
Telephone/fax: (8462) 78 01 05, 78 02 56		Telephone/fax: (8312) 30-67-68
e-mail: pf@vl.rt.ru		e.mail: gd@vt.ru
Acc.: Privolzhsky Bank of SB RF Samara		Acc.: 40702810442020001796 with
Samara OSB No 28		Volgo-Vyatsky Bank of RF Savings Bank in Nizhni
Novgorod

BIK 043601607

BIK 042202603

Correspondent account:		Correspondent account:
3010 1810 2000 0000 0607		30101810900000000603
OKVED code:		OKVED code:	64.20
OKPO code:		OKPO code:	01142788
KPP code:	631502001	KPP code:	997750001

For OAO Rostelecom:

For Operator:

General Director

General Director

OAO Rostelecom

OJSC VolgaTelecom

                             D.Ye. Yerokhin

                             S.V. Omelchenko

                             2006

                             2006

Seal here

Seal here